EXHIBIT 99.1

NEWS RELEASE For immediate release Patrick Johnson 904 598 7422 PatrickJohnson@RegencyCenters.com

Regency Centers Amends its Unsecured Term Loan Facility

JACKSONVILLE, Fla. (July 7, 2016) – Regency Centers Corporation (“Regency” or the “Company”) announced today an amendment (the “Amendment”) to its existing senior unsecured term loan facility (the “Facility”). The Amendment increased the Facility size by $100 million to $265 million, extended the maturity date to January 5, 2022 and reduced the applicable interest rate to LIBOR plus 0.95% per annum, which is based on the Company’s credit rating. Simultaneous with closing, Regency executed interest rate swaps for the full notional amount of the Facility, which fixes the interest rate at 2.00% through maturity. Regency used the additional $100 million to pay down its line of credit, which was utilized as a component of the Company’s funding of the previously announced acquisition of Market Common Clarendon. The Company’s line of credit now has a balance of zero.

The Facility was syndicated to a group of eleven banks led by Wells Fargo Securities, LLC, Regions Capital Markets, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association acting as Joint Lead Arrangers. Wells Fargo Bank, National Association will be the administrative agent for the Facility. Regions Bank, SunTrust Bank and US Bank National Association were the syndication agents. Branch Banking and Trust Company and PNC Bank, National Association acted as documentation agents. Other participants in the Facility include Bank of America, N.A., JPMorgan Chase Bank, N.A., Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and Mizuho Bank.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 314 retail properties encompasses more than 40 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 222 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.